NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St., Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC. REPORTS
THIRD-QUARTER AND NINE-MONTH 2012 RESULTS

HIGHLIGHTS

•
As of October 31, 2012, sales of 112 of the 159 condominium units from the W Austin Hotel & Residences project had closed for $119.0 million (an average of $1.1 million per unit) including 3 units for $2.7 million (an average of $0.9 million per unit) in October 2012, 11 units for $10.1 million (an average of $0.9 million per unit)in third-quarter 2012 and 31 units for $27.2 million (an average of $0.9 million per unit) in the first nine months of 2012.

•
Lot sales totaled 5 lots for $2.0 million in third-quarter 2012 and 16 lots for $5.5 million in the first nine months of 2012, compared with 1 lot for $0.1 million in third-quarter 2011 and 4 lots for $1.3 million in the first nine months of 2011. In October 2012, we sold 3 lots for $1.0 million and as of October 31, 2012, had 6 lots under contract.

•
Revenue per available room at the W Austin Hotel was $198 during third-quarter 2012 and $220 during the first nine months of 2012, compared with $165 during third-quarter 2011 and $181 during the first nine months of 2011.

•
ACL Live hosted 40 events during third-quarter 2012 and 139 events during the the first nine months of 2012, compared with 39 events during third-quarter 2011 and 111 events during the first nine months of 2011.

•
Construction activities at Parkside Village continue on schedule and tenants have taken occupancy. As of September 30, 2012, occupancy at Parkside Village was 73 percent, with leases for an additional 15 percent signed as of October 31, 2012.

•
Total debt was $144.6 million at September 30, 2012, compared with $158.5 million at December 31, 2011. In September 2012, Stratus entered into modification agreements for its ASIP unsecured term loans whereby it repaid two loans totaling $9 million, and extended the maturity dates and reduced the interest rate of the remaining five loans.

SUMMARY FINANCIAL RESULTS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(In Thousands, Except Per Share Amounts)
Revenues	$39,871	$24,463	$86,740	$108,470
Operating income (loss)	1,509	(1,461)	688	5,229
(Loss) income from continuing operations	(1,600)	(3,521)	(9,213)	996
(Loss) income from discontinued operations[a]	—	(164)	4,805	248
Net (loss) income	(1,600)	(3,685)	(4,408)	1,244
Net income (loss) attributable to Stratus common stock	323	(3,576)	(1,532)	(6,109)

Diluted net income (loss) per share attributable to Stratus common stock:
Continuing operations	$0.04	$(0.46)	$(0.80)	$(0.85)
Discontinued operations[a]	—	(0.02)	0.61	0.03
Diluted net income (loss) per share attributable to Stratus common stock	$0.04	$(0.48)	$(0.19)	$(0.82)
Diluted weighted average shares of common stock outstanding	8,095	7,494	7,923	7,491

a.	Includes the results of Stratus' two office buildings at 7500 Rialto Boulevard (including a first-quarter 2012 gain on sale of $5.1 million, $0.67 per share), which Stratus sold in February 2012.

AUSTIN, TX, November 14, 2012 - Stratus Properties Inc. (NASDAQ: STRS) reported net income attributable to common stock of $0.3 million, $0.04 per share, for third-quarter 2012, compared with a net loss of $3.6 million, $0.48 per share, for third-quarter 2011. For the first nine months of 2012, Stratus reported a net loss attributable to common stock of $1.5 million, $0.19 per share, compared with a net loss of $6.1 million, $0.82 per share for the first nine months of 2011. Results for the third quarter and first nine months of 2012 include a profit of $4.3 million associated with the sale of eight undeveloped tracts at Lantana and the first nine months of 2012 also include a gain of $5.1 million related to the sale of the two office buildings at 7500 Rialto Boulevard.

William H. Armstrong III, Chairman of the Board, Chief Executive Officer and President of Stratus, stated, “The Austin real estate market continues to show signs of significant improvement and we are optimistic about the future of our real estate assets. Sales of our Barton Creek lots have been strong, with year-to-date closed or pending sales for 25 lots compared with 15 lots/homes sold during all of 2008 through 2011. In addition, during the third quarter we sold eight Lantana tracts for $15.8 million. The W Austin Hotel & Residences project continues to perform very well, with approximately 70 percent of our residences sold to date and hotel operations continuing to reflect strong occupancy and room rates. Austin City Limits Live continues to build on its reputation as a premier choice for music industry events. We expect a positive impact in the fourth quarter from the Austin City Limits Music Festival and upcoming Formula One race. The project's retail space is expected to be fully leased by year end 2012 and the office space is expected to be fully leased by early next year. Our Parkside Village project, now 88 percent leased, has also been well-received by the community, with construction expected to be completed in the first half of 2013.”

W Austin Hotel & Residences Project. Stratus completed development of the W Austin Hotel & Residences in downtown Austin,Texas through a joint venture with Canyon-Johnson Urban Fund II, L.P., at a cost of approximately $300 million. Delivery of condominium units commenced in January 2011 and continues. As of October 31, 2012, sales of 112 of the 159 condominium units had closed for $119.0 million and 6 of the remaining 47 units were under contract.

The 251-room hotel, which Stratus believes sets the standard for contemporary luxury in downtown Austin, opened in December 2010 and is managed by Starwood Hotels & Resorts Worldwide, Inc. Revenue per available room at the W Austin Hotel was $198 during third-quarter 2012 and $220 for the first nine months of 2012, compared with $165 during third-quarter 2011 and $181 for the first nine months of 2011.

The project also includes Austin City Limits Live at the Moody Theater (ACL Live), a live music and entertainment venue and production studio with a maximum capacity of approximately 3,000 people. In addition to hosting concerts and private events, the venue is the home of Austin City Limits, a television program showcasing popular music legends. ACL Live opened in February 2011, has hosted 139 events during the first nine months of 2012, and currently has booked events through February 2013. ACL Live operating income totaled $0.3 million before depreciation of $0.3 million for third-quarter 2012 and $1.5 million before depreciation of $1.0 million for the first nine months of 2012, compared with operating losses of $0.2 million before depreciation of $0.3 million for third-quarter 2011 and $0.4 million before depreciation of $0.8 million for the first nine months of 2011.

The project has 37,551 square feet of leasable office space, of which 17,500 square feet has been leased since March 2011, including 9,000 square feet for Stratus' corporate office. The project also includes approximately 18,362 square feet of leasable retail space, of which 14,500 square feet has been leased since August 2011, including 10,000 square feet for Urban Outfitters. Leasing activities for the remaining office and retail space are ongoing.

Parkside Village Project. In May 2011, Stratus, through its joint venture Tract 107, L.L.C., secured a $13.7 million construction loan to finance the development of Parkside Village, a 90,641-square-foot retail project under development in the Circle C community in southwest Austin. The project consists of a 33,650-square-foot full-service movie theater and restaurant, a 13,890-square-foot medical clinic and five other retail buildings, including a 14,926-square-foot building, a 10,175-square-foot building, two 7,500-square-foot buildings and a stand-alone 5,000-square-foot building. Construction activities at Parkside Village continue on schedule, and are expected to be completed in fourth-quarter 2012. As of September 30, 2012, occupancy at Parkside Village was 73 percent, with leases for an additional 15 percent signed as of October 31, 2012.

Discontinued Operations. On February 27, 2012, Stratus sold its two office buildings at 7500 Rialto Boulevard (7500 Rialto) to Lincoln Properties and Greenfield Partners (Lincoln Properties) for $27.0 million. Lincoln Properties paid $6.7 million in cash ($5.7 million net to Stratus after closing and other costs) and assumed Stratus' outstanding nonrecourse debt (the Lantana Promissory Note) of $20.3 million secured by the property. Stratus is providing a limited guaranty of debt service and other obligations on the Lantana Promissory Note up to $5.0 million, which will be reduced to $2.5 million on May 1, 2016, until January 1, 2018 (the maturity date for the Lantana Promissory Note). Stratus does not currently expect that it will be required to perform under the guaranty. Stratus recognized $5.1 million of its $10.1 million gain on the sale in first-quarter 2012 and expects the balance to be recognized as its obligations under the limited guaranty are relieved. As required by applicable accounting rules, Stratus' financial statements reflect the results of operations of 7500 Rialto separately as discontinued operations.

Lantana. Stratus acquired the Lantana project, which consisted of approximately 738 acres, in January 1994 for an initial purchase price of $4.1 million. Since that initial acquisition, and including the recent sale on August 20, 2012, Stratus has sold properties at Lantana with an aggregate sales price of approximately $100 million and with an aggregate cost of sale of approximately $46.1 million. Those historical sales include the following:

•	In December 1994, 141 acres of undeveloped land with limited entitlements sold for $1.55 million;

•	In December 1994, 4 acres of undeveloped land with limited entitlements sold for $215,000;

•	In August 1995, a 55 acre undeveloped multi-family site sold for $2.3 million;

•	In December 2000, a 36 acre undeveloped multi-family site sold for $5 million;

•	In August 2003, a 144 acre undeveloped single family tract sold for $4.62 million;

•	In March 2006, an 11 acre office tract improved with two office buildings totaling 140,000 square feet sold for $22.3 million;

•	In April 2006, a 59 acre unimproved office tract with entitlements for 1,075,000 square feet of office space sold for $21.25 million;

•	In February 2012, 7500 Rialto Office Park, a 29 acre parcel improved with two office buildings totaling 150,000 square feet sold for $27 million; and

•	In August 2012, 154 acres with entitlements for 1,131,200 square feet of office space sold for$15.8 million.

Stratus' remaining holdings at its Lantana development project consist of three undeveloped commercial tracts of land, totaling approximately 60 acres, which have entitlements for approximately 325,000 square feet of retail space and 230,000 square feet of office space. Of these three retained tracts, one tract with entitlements for 70,000 square feet of office space is under contract; a second tract with entitlements for
325,000 square feet of retail space is being site planned by Stratus for a mixed use development project;

and the third tract with entitlements for 160,000 square feet of office space is being held for future development or sale. The final 45 acres of the original project were used for streets, infrastructure and public uses.

Loan Modifications. In September 2012, Stratus entered into modification agreements for its American Strategic Income Portfolio (ASIP) unsecured term loans whereby two loans totaling $9 million were repaid and the maturity dates of the remaining five loans were extended; four loans totaling $15.0 million mature in 2015 and one $8.0 million loan matures in 2016. In addition, the interest rate of the term loans was reduced from 8.75 percent per annum to 7.25 percent per annum.

Financial Results. Stratus is continuing its high-priority development activities and is focused on maximizing long-term property values. Stratus' developed property sales included the following (dollars in thousands):

	Three Months Ended September 30,
	2012		2011
	Units/Lots	Revenues	Units/Lots	Revenues
W Austin Hotel & Residences
Condominium Units	11	$10,062	10	$13,207

Barton Creek
Calera:
Verano Drive	3	1,014	—	—
Amarra Drive:
Phase II Lots	2	953	—	—
Meridian	—	—	1	147
Total Residential	16	$12,029	11	$13,354

	Nine Months Ended September 30,
	2012		2011
	Units/Lots	Revenues	Units/Lots	Revenues
W Austin Hotel & Residences
Condominium Units	31	$27,238	69	$76,604

Barton Creek
Calera:
Verano Drive	10	3,198	—	—
Calera Drive	1	240	—	—
Calera Court Courtyard Homes	—	—	1	490
Amarra:
Phase I Lots	2	745	1	550
Phase II Lots	2	953	—	—
Mirador Estate	1	375	—	—

Circle C
Meridian	—	—	2	292
Total Residential	47	$32,749	73	$77,936

The increase in developed units/lots sales in third-quarter 2012 primarily resulted from an increase in lot sales at Barton Creek. The decrease in developed property sales revenues in the first nine months of 2012 primarily resulted from fewer sales of condominium units at the W Austin Hotel & Residences project because the sales for the first nine months of 2011 included presales from prior years that closed and were delivered as the units were completed during 2011. In addition, the inventory of condominium units has declined because of sales, leaving a remaining inventory of 47 units at October 31, 2012. The decrease in condominium unit sales in the first nine months of 2012 was partly offset by an increase in lot sales at Barton Creek.

During third-quarter 2012, Stratus sold eight undeveloped commercial tracts of land at Lantana for $15.8 million in cash. During third-quarter 2011, Stratus sold a 28-acre tract of undeveloped land at Circle C for $2.0 million.

Revenue from the hotel segment totaled $7.6 million in third-quarter 2012 and $25.3 million for the first nine months of 2012, compared with $6.0 million for third-quarter 2011 and $20.5 million for the first nine months of 2011. Hotel revenues reflect revenues for the W Austin Hotel and primarily include revenues from room reservations and food and beverage sales. The increase in hotel revenues primarily reflects higher average occupancy and room rates in the 2012 periods, compared with the 2011 periods.

Revenue from the entertainment venue segment totaled $3.2 million in third-quarter 2012 and $9.3 million for the first nine months of 2012, compared with $2.4 million for third-quarter 2011 and $6.3 million for the first nine months of 2011. Entertainment venue revenues include revenues for ACL Live, which opened in February 2011 and primarily includes ticket sales; sponsorships, personal seat license sales and suite sales; and sales of concessions and merchandise. The increase in entertainment venue revenues primarily reflects an increase in sponsorship revenue and ancillary revenue per attendee. The the first nine months of 2012 also reflected higher revenues associated with an increase in the number of events hosted.

Rental revenue from the commercial leasing segment, which excludes the results of 7500 Rialto, totaled $1.3 million for third-quarter 2012 and $3.6 million for the first nine months of 2012, compared with $0.7 million for third-quarter 2011 and $1.8 million for the first nine months of 2011. Rental revenue primarily reflects revenue from the office and retail space at Parkside Village, the W Austin Hotel & Residences project, 5700 Slaughter and Barton Creek Village. The increase in rental revenue in the 2012 periods primarily reflects increased occupancy at W Austin Hotel and Residences and Parkside Village, both of which opened in 2011.

Stratus is a diversified real estate company engaged in the acquisition, development, management, operation and sale of commercial, hotel, entertainment, multi-family and residential real estate properties, including the W Austin Hotel & Residences project, located primarily in the Austin, Texas area.
____________________________

CAUTIONARY STATEMENT. This press release contains forward-looking statements in which Stratus discusses certain of its expectations regarding future operational and financial performance. Forward-looking statements are all statements other than statements of historical facts, such as those statements regarding future reimbursements for infrastructure costs, future events related to financing and regulatory matters, expectations regarding performance of financial obligations, anticipated development plans and sales of land, units and lots, projected timeframes for development, construction and completion of Stratus' projects, projected capital expenditures, liquidity and capital resources, anticipated results of Stratus' business strategy, and other plans and objectives of management for future operations and activities. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be” and any similar expressions and/or statements that are not historical facts are intended to identify those assertions as forward-looking statements.

Stratus cautions readers that forward-looking statements are not guarantees of future performance, and its actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause Stratus' actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, changes in economic and business conditions, business opportunities that may be presented to and/or pursued by Stratus, the availability of financing, increases in foreclosures and interest rates, the termination of sales contracts or letters of intent due to, among other factors, the failure of one or more closing conditions or market changes, the failure to attract homebuilding customers for Stratus' developments or their failure to satisfy their purchase commitments, the failure of third parties to satisfy debt service obligations, the failure to complete agreements with strategic partners and/or appropriately manage relationships with strategic partners, a decrease in the demand for real estate in the Austin, Texas market, competition from other real estate developers, increases in operating costs, including real estate taxes and the cost of construction materials, changes in laws, regulations or the regulatory environment affecting the development of real estate and other factors described in more detail under “Risk Factors” in Item

1A. of Stratus' Annual Report on Form 10-K for the year ended December 31, 2011.

Investors are cautioned that many of the assumptions on which Stratus' forward-looking statements are based are likely to change after its forward-looking statements are made. Further, Stratus may make changes to its business plans that could or will affect its results. Stratus cautions investors that it does not intend to update its forward-looking statements more frequently than quarterly, notwithstanding any changes in its assumptions, changes in business plans, actual experience, or other changes, and Stratus undertakes no obligation to update any forward-looking statements.

A copy of this release is available on Stratus' website, www.stratusproperties.com.

# # #

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2012		2011	2012		2011
Revenues:
Real estate	$27,960		$15,549	$49,047		$80,398
Hotel	7,567		5,961	25,191		20,292
Entertainment venue	3,155		2,343	9,258		6,253
Rental	1,189		610	3,244		1,527
Total revenues	39,871		24,463	86,740		108,470
Cost of sales:
Real estate	24,440		13,509	45,278		66,522
Hotel	6,377		5,944	19,809		18,382
Entertainment venue	2,798		2,508	7,592		6,626
Rental	561		447	1,576		1,059
Depreciation	2,644		1,984	6,927		5,482
Total cost of sales	36,820		24,392	81,182		98,071
General and administrative expenses	1,542		1,532	4,870		5,170
Total costs and expenses	38,362		25,924	86,052		103,241
Operating income (loss)	1,509		(1,461)	688		5,229
Interest expense, net	(2,835)		(1,889)	(9,443)		(4,041)
Other income, net	11		71	51		537
(Loss) income from continuing operations before income taxes and equity in unconsolidated affiliate's (loss) income	(1,315)		(3,279)	(8,704)		1,725
Equity in unconsolidated affiliate's (loss) income	(61)		(75)	14		(240)
Provision for income taxes	(224)		(167)	(523)		(489)
(Loss) income from continuing operations	(1,600)		(3,521)	(9,213)		996
(Loss) income from discontinued operations[a]	—		(164)	4,805		248
Net (loss) income and total comprehensive (loss) income	(1,600)		(3,685)	(4,408)		1,244
Net loss (income) and total comprehensive loss (income) attributable to noncontrolling interest in subsidiaries[b]	1,923		109	2,876		(7,353)
Net income (loss) and total comprehensive income (loss) attributable to Stratus common stock	$323		$(3,576)	$(1,532)		$(6,109)

Basic and diluted net income (loss) per share attributable to Stratus common stock:
Continuing operations	$0.04		$(0.46)	$(0.80)		$(0.85)
Discontinued operations[a]	—		(0.02)	0.61		0.03
Basic and diluted net income (loss) per share attributable to Stratus common stock	$0.04		$(0.48)	$(0.19)		$(0.82)

Weighted-average shares of common stock outstanding:
Basic and diluted	8,095	[c]	7,494	7,923	[c]	7,491

a.	Includes the results of 7500 Rialto (including a first-quarter 2012 gain on sale of $5.1 million, $0.67 per share), which Stratus sold in February 2012.

b.	Primarily relates to the operations of W Austin Hotel & Residences project.

c.	On March 15, 2012, Stratus sold 625,000 shares of common stock in a private placement.

I

STRATUS PROPERTIES INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	September 30, 2012		December 31, 2011
ASSETS
Cash and cash equivalents	$16,782	[a]	$7,695
Real estate held for sale	69,409		74,003
Real estate under development	30,539		54,956
Land available for development	49,397		60,936
Real estate held for investment	191,574		185,221
Investment in unconsolidated affiliate	3,446		3,246
Other assets	24,540		18,619
Discontinued operations	—		16,929	[b]
Total assets	$385,687		$421,605

LIABILITIES AND EQUITY
Accounts payable	$6,037		$8,760
Accrued liabilities	7,400		10,217
Deposits	2,862		1,848
Debt	144,634		158,451
Other liabilities and deferred gain	8,142		3,064
Discontinued operations	—		21,583	[b]
Total liabilities	169,075		203,923

Commitments and contingencies

Equity:
Stratus stockholders' equity:
Preferred stock	—		—
Common stock	90		84
Capital in excess of par value of common stock	203,210		198,175
Accumulated deficit	(63,255)		(61,723)
Common stock held in treasury	(18,392)		(18,347)
Total Stratus stockholders' equity	121,653		118,189
Noncontrolling interests in subsidiaries[c]	94,959		99,493
Total equity	216,612		217,682
Total liabilities and equity	$385,687		$421,605

a.	Includes $1.2 million of cash and cash equivalents available to Stratus and $15.6 million of cash and cash equivalents primarily associated with the W Austin Hotel & Residences project.

b.	Relates to 7500 Rialto, which Stratus sold in February 2012.

c.	Primarily relates to Canyon-Johnson's interest in the W Austin Hotel & Residences project.

II

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In Thousands)

	Nine Months Ended
	September 30,
	2012	2011
Cash flow from operating activities:
Net (loss) income	$(4,408)	$1,244
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	6,922	6,122
Cost of real estate sold	35,643	53,208
Gain on sale of 7500 Rialto	(5,146)	—
Stock-based compensation	198	331
Equity in unconsolidated affiliate's (income) loss	(14)	240
Deposits	1,029	(5,918)
Purchases and development of real estate properties	(8,446)	(37,047)
(Increase) decrease in other assets	(5,689)	975
(Decrease) increase in accounts payable, accrued liabilities and other	(4,499)	9,288
Net cash provided by operating activities	15,590	28,443

Cash flow from investing activities:
Capital expenditures:
Commercial leasing properties	(3,413)	(5,605)
Entertainment venue	(170)	(4,665)
Hotel	(3)	(5,339)
Proceeds from sale of 7500 Rialto	5,697	—
Investment in unconsolidated affiliate	(185)	(500)
Net cash provided by (used in) investing activities	1,926	(16,109)

Cash flow from financing activities:
Borrowings from credit facility	22,500	16,500
Payments on credit facility	(29,554)	(2,266)
Borrowings from project and term loans	10,532	25,591
Payments on project and term loans	(17,436)	(64,538)
Noncontrolling interests contributions	341	8,578
Common stock issuance	4,817	—
Net payments for stock-based awards	(19)	(75)
Financing costs	—	(263)
Net cash used in financing activities	(8,819)	(16,473)
Net increase (decrease) in cash and cash equivalents	8,697	(4,139)
Cash and cash equivalents at beginning of year	8,085	11,730
Cash and cash equivalents at end of period	$16,782	$7,591

III

BUSINESS SEGMENTS
Stratus currently has four operating segments, Real Estate Operations, Hotel, Entertainment Venue and Commercial Leasing.

The Real Estate Operations segment is comprised of Stratus’ real estate assets (developed, under development and available for development), which consists of its properties in the Barton Creek community, the Circle C community and Lantana, and the condominium units at the W Austin Hotel & Residences project.

The Hotel segment includes the W Austin Hotel located at the W Austin Hotel & Residences project.

The Entertainment Venue segment includes Austin City Limits Live at the Moody Theater (ACL Live), a live music and entertainment venue and production studio at the W Austin Hotel & Residences project, which began operations in February 2011. In addition to hosting concerts and private events, this venue is the new home of Austin City Limits, a television program showcasing popular music legends. The entertainment venue segment also includes revenues and costs associated with events hosted at other venues.

The Commercial Leasing segment includes the office and retail space at the W Austin Hotel & Residences project, a retail building and a bank building in Barton Creek Village, and 5700 Slaughter and the Parkside Village project in the Circle C community. In February 2012, Stratus sold the two office buildings at 7500 Rialto Boulevard (7500 Rialto). Accordingly, the operating results for 7500 Rialto are not included in the tables below (in thousands).

	Real Estate Operations[a]	Hotel	Entertainment Venue	Commercial Leasing	Eliminations and Other[b]	Total
Three Months Ended September 30, 2012:
Revenues:
Unaffiliated customers	$27,960	$7,567	$3,155	$1,189	$—	$39,871
Intersegment	18	48	17	156	(239)	—
Cost of sales, excluding depreciation	24,460	6,377	2,830	580	(71)	34,176
Depreciation	65	1,855	351	405	(32)	2,644
General and administrative expenses	1,290	64	27	323	(162)	1,542
Operating income (loss)	$2,163	$(681)	$(36)	$37	$26	$1,509

Three Months Ended September 30, 2011:
Revenues:
Unaffiliated customers	$15,549	$5,961	$2,343	$610	$—	$24,463
Intersegment	—	46	7	128	(181)	—
Cost of sales, excluding depreciation	13,531	5,944	2,541	447	(55)	22,408
Depreciation	68	1,405	292	254	(35)	1,984
General and administrative expenses	1,386	—	—	263	(117)	1,532
Operating income (loss)	$564	$(1,342)	$(483)	$(226)	$26	$(1,461)

IV

BUSINESS SEGMENTS (continued)

	Real Estate Operations[a]	Hotel	Entertainment Venue	Commercial Leasing	Eliminations and Other[b]	Total
Nine Months Ended September 30, 2012:
Revenues:
Unaffiliated customers	$49,047	$25,191	$9,258	$3,244	$—	$86,740
Intersegment	36	146	46	382	(610)	—
Cost of sales, excluding depreciation	45,343	19,809	7,674	1,621	(192)	74,255
Depreciation	215	4,745	961	1,109	(103)	6,927
General and administrative expenses	3,967	227	83	999	(406)	4,870
Operating (loss) income	$(442)	$556	$586	$(103)	$91	$688

Nine Months Ended September 30, 2011:
Revenues:
Unaffiliated customers	$80,398	$20,292	$6,253	$1,527	$—	$108,470
Intersegment	—	216	43	274	(533)	—
Cost of sales, excluding depreciation	66,633	18,383	6,738	1,059	(224)	92,589
Depreciation	180	4,076	759	554	(87)	5,482
General and administrative expenses	4,580	—	—	871	(281)	5,170
Operating income (loss)	$9,005	$(1,951)	$(1,201)	$(683)	$59	$5,229

a.	Includes sales commissions and other revenues together with related expenses.

b.	Includes eliminations of intersegment amounts, including the deferred development fee income between Stratus and the joint venture with Canyon-Johnson.

V